UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WINDTREE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976-3622

(215) 488-9300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 21, 2016

To the Stockholders of Windtree Therapeutics, Inc.:

The Annual Meeting of Stockholders of Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on June 21, 2016, at 8:00 a.m. at the Homewood Suites, 2650 Kelly Road, Warrington, Pennsylvania 18976 for the following purposes:

I.                            To elect five members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

II.                       To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016 (Proposal 2);

III.                  To amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share available for issuance by the Company from 36 million to 60 million (Proposal 3);

IV.                   To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 4); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 25, 2016 (“Record Date”) are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.  A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 for a period of 10 days prior to the meeting.

Your vote is important.  You may vote by telephone, via the Internet, by mailing your properly executed proxy card or voting instruction, or in person at the Annual Meeting in accordance with the voting instructions included with this proxy statement.

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC

470 West Ave.

Stamford, CT 06902

1-800-662-5200

By Order of the Board of Directors

Mary B. Templeton, Esq.
Corporate Secretary

Warrington, Pennsylvania

May 23, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 21, 2016: this Notice of Annual Meeting of Stockholders and our Proxy Statement and 2015 Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available for viewing, printing and downloading at http://www.ezodproxy.com/windtreetx/2016.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Common stock

WINDTREE THERAPEUTICS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 21, 2016

Proxies and voting instructions in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Windtree Therapeutics, Inc., a Delaware corporation (referred to as “we,” “our,” “us,” and “the Company”), with principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2016, at 8:00 a.m. at the Homewood Suites, 2650 Kelly Road, Warrington, Pennsylvania 18976, and at any adjournment or postponement thereof.  It is expected that this Proxy Statement and the form of proxy will be mailed to stockholders on or about May 23, 2016.

What is included in these materials?

These materials include our proxy statement for the Annual Meeting and our 2015 Annual Report to Stockholders, which includes our year-end audited consolidated financial statements.

What matters will be voted on at the Annual Meeting?

Four proposals will be taken up at the meeting as well as such other business as may properly come before the meeting and any adjournments or postponements thereof.  The four proposals are:

1.                          To elect five members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

2.                          To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016 (Proposal 2);

3.                          To amend our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to increase the number of authorized shares of common stock, par value $.001 per share (“Common Stock”) available for issuance by the Company from 36 million to 60 million (Proposal 3);

4.                          To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 4); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Who may vote at the Annual Meeting?

Only stockholders of record of shares of our Common Stock, par value $.001 per share (the “Common Stock”) as of April 25, 2016 (the “Record Date”) may vote at the Annual Meeting (and any adjournments or postponements of the Annual Meeting).  As of the Record Date, 8,230,561 shares of Common Stock were outstanding and entitled to vote at the meeting.

If you plan to attend the Annual Meeting in person, please bring with you a photo ID and evidence of your stock ownership as of the Record Date.  Your shares may be (i) registered directly in your name on our books and maintained by our transfer agent or (ii) held for you by a bank, advisory or brokerage firm or other financial institution (individually and collectively referred to in this Proxy Statement as “broker(s)”).  If held by a broker, you will need evidence of your stock ownership as of the Record Date from the broker that holds your shares.

How can I vote my shares at the Annual Meeting?

On each matter properly brought before the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock held on the Record Date.  If your shares are carried on the books of our transfer agent, you can vote by telephone, via the Internet, by mailing a properly executed proxy card, or in person at the Annual Meeting.  Detailed instructions are provided on the proxy card delivered with this Proxy Statement.  If you vote by telephone, via the Internet or by mailing a proxy card, you are still welcome to attend the Annual Meeting.

What if my shares are held for me in “street name”?

Shares held by brokers on behalf of beneficial owners of our Common Stock are considered to be held in “street name.”  In that case, the brokers or their nominees are the registered holders on our books (maintained for us by our transfer agent) and generally are required to vote shares in accordance with customer voting instructions.  Accordingly, if your shares are held in “street name,” you will need to provide voting instructions to your broker to vote your shares.  Your broker will then vote a single proxy reflecting all voting instructions received from beneficial owners.  If your shares are held in “street name” and you have not received information about the methods available to you to vote your shares, you should ask your broker for instructions for voting your shares.

What are broker “non-votes”?

If your shares are held in “street name,” a broker “non-vote” occurs when a broker does not vote on one or more proposals because you have not given specific voting instructions with respect to “non-discretionary” proposals.  However, if you do not give your broker specific voting instructions with respect to “discretionary” proposals, your broker may nevertheless be permitted to vote your shares.  Under the rules of The NASDAQ Stock Market® (“Nasdaq”), the proposal to elect directors (Proposal 1) and the advisory vote on executive compensation (Proposal 4) are considered “non-discretionary” proposals.  The proposals to ratify the appointment of our auditors (Proposal 2), and to amend our Certificate of Incorporation (Proposal 3) are considered “discretionary” proposals.

Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business generally at our Annual Meeting (see, “How will a quorum be established at the Annual Meeting?” below), but they will not be counted for purposes of determining the number of shares represented and voted with respect to “non-discretionary” proposals.  If you do not give your broker specific voting instructions for each of the non-discretionary proposals, your shares will not be included in the tabulation to determine if we have received the required number of votes needed to approve these very important proposals.

How will a quorum be established at the Annual Meeting?

To transact any business at the Annual Meeting, at least a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy.  For purposes of determining whether there is a quorum, the following shares are counted as present:

•                  Shares represented by stockholders attending the Annual Meeting in person, whether or not they vote all their shares;

•                  All shares represented by validly delivered proxies which contain one or more abstentions or which have votes withheld from any nominee for director; and

•                  Shares represented by validly delivered proxies containing broker “non-votes.”

How does the Board recommend that stockholders vote their shares?

The Board recommends that you vote as follows:

•	“FOR” the election of the Board’s nominees for director (Proposal 1);
•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016 (Proposal 2);
•	“FOR” the amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock available for issuance from 36 million to 60 million (Proposal 3); and

•	“FOR” the vote, on an advisory basis, on the compensation of our named executive officers (Proposal 4).

How are stockholder votes counted?

All telephone and Internet votes submitted by stockholders whose shares are carried directly on our books before 7:00 p.m. (EDT), June 20, 2016, and all properly executed proxies and broker instructions that are received in time to be counted at the Annual Meeting (and not properly revoked) will be counted.  Where a choice has been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with those specifications.  Where a choice has not been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with the Board’s recommendation.

In the election of directors under Proposal 1, you may vote your shares “FOR” each nominee or you may mark your vote “WITHHELD” for any one or more nominees.  The nominees for directors are elected by a plurality of the votes cast at the Annual Meeting in person or by proxy.  Therefore, the five nominees receiving the highest number of “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as directors and will constitute our entire Board.  Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will be voted for the election of the nominees in accordance with the Board’s recommendation.  Where a stockholder proxy or vote via telephone or Internet indicates withheld authority to vote for a particular nominee or nominees, the shares will not be voted for that particular nominee or nominees.  Under Nasdaq rules, the proposal to elect directors is considered non-discretionary; therefore, broker “non-votes” are not counted as present in determining the results of Proposal 1.

For each of Proposals 2, 3, and 4, you may determine to vote “FOR,” “AGAINST,” or “ABSTAIN” from voting.  Abstentions are not included as votes cast on a proposal and therefore will not be included in the number of shares present and voting on each proposal.  Approval of Proposals 2 and 4 requires the affirmative vote by a majority of the shares voting on the proposal in person or by proxy at the meeting.  Approval of Proposal 3 requires the affirmative vote of a majority of shares entitled to vote at the meeting; therefore, if you elect to “ABSTAIN” from voting on Proposal 3, it will have the same effect as a vote “AGAINST” the proposal.  Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will be voted for a matter in accordance with the Board’s recommendations.  For broker voting instructions, shares subject to broker “non-votes” are not considered to have been voted for non-discretionary proposals and are not counted as present in determining whether a majority of the shares present and entitled to vote on a non-discretionary matter have approved such matter.  We believe that that Proposals 2 and 3 will be deemed discretionary proposals and Proposal 4 will be deemed non-discretionary.

If any other matter not discussed in this Proxy Statement is presented at the Annual Meeting and upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

How may stockholders revoke a vote made prior to the Annual Meeting?

Stockholders may revoke a vote at any time prior to the Annual Meeting and thereafter attend and vote at the Annual Meeting.  To revoke a vote:

•                  If you voted originally by telephone or via the Internet, enter new instructions on the same voting system before 7:00 p.m. (EDT), June 20, 2016; or

•                  If you voted by giving your vote to our proxy solicitor, Morrow & Co. (“Morrow”) via telephone, call Morrow at 1-800-662-5200 before 7:00 p.m. (EDT) on June 20, 2016 and advise them that you wish to revoke or change your vote; or

•                  If your shares are registered in your name on the books of our transfer agent,

•                  Send a written notice of revocation to us, attention Corporate Secretary, which must be received prior to the close of voting at the Annual Meeting on June 21, 2016; or

•                  Attend the Annual Meeting and vote in person (or send a personal representative with an appropriate proxy); or

•                  If you hold your shares in “street name” with a broker or other similar institution,

•                  Contact the broker that delivered your Proxy Statement for instructions about how to change your vote; or

•                  If you wish to change your vote by attending the Annual Meeting, you must contact your broker for documentation — only your broker may change voting instructions with respect to shares held in “street name.”

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock (i) unless otherwise noted, as of March 31, 2016, by each current director and each executive officer set forth in the table below (each a “Named Executive Officer”) as of that date, (ii) as of March 31, 2016, by all directors and executive officers as a group, and (iii) as of the date noted in each related footnote, by the entities known by us to be the beneficial owners of more than five percent of the outstanding shares of our common stock. Thomas F. Miller, a former executive officer, is included as a Named Executive Officer because disclosure would have been provided in this table if he had been serving as an executive officer at December 31, 2015.

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Non-Executive Directors
John R. Leone	5,710	4,285	9,995	*
Joseph M. Mahady	671	4,285	4,956	*
Bruce A. Peacock	671	6,619	7,290	*
Marvin E. Rosenthale, Ph.D. (3)	2,337	7,143	9,480	*

Named Executive Officers
John G. Cooper (4)	11,420	70,763	82,183	*
Steven G. Simonson, M.D.	5,562	12,740	18,302	*
John A. Tattory	5,461	22,479	27,940	*

Former Executive Officer
Thomas F. Miller, Ph.D., MBA	4,131	32,501	36,632	*

* Less than 1%

Executive Officers and Directors as a group (8 persons) (5)	29,081	78,979	108,060	1.30%

5% Security Holders Name and Address

Alyeska Investment Group, L.P.(6) 77 West Wacker Drive, 7th Floor Chicago, IL 60601	620,533	178,571	799,104	9.50%

Broadfin Capital, LLC (7) 237 Park Avenue, Suite 900 New York, New York 10017	794,068	1,904,762	2,698,830	9.9%

DAFNA Capital Management, LLC (8) 10990 Wilshire Blvd., Ste 1400 Los Angeles, CA 90024	761,335	227,976	989,311	9.99%

Deerfield Management Company, L.P. (9) 780 3rd Avenue, 37th Floor New York, NY 10017	—	1,105,952	1,105,952	9.99%

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Sabby Management, LLC 10 Mountainview Road, Ste 205 Upper Saddle River, New Jersey 07458 (10)	524,253	238,096	762,349	9.00%

(1)   Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and includes voting and investment power with respect to shares of Common Stock.  Shares of Common Stock, and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2016 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding any options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group.  As of March 31, 2016, 8,230,561 shares of Common Stock were issued and outstanding.  The address of each individual person is c/o Windtree Therapeutics, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

(2)   Except where noted, Common Stock Equivalents include shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2016 held by each person or group named above.

(3)   Total beneficial ownership shown in the table includes 595 shares held by his spouse as to which Dr. Rosenthale disclaims beneficial ownership.

(4)   Mr. Cooper resigned his position effective January 31, 2016.

(5)   This information does not include securities held by Mr. Cooper and Dr. Miller, who are no longer our officers.

(6)   This information is based on a Schedule 13G filed with the SEC on February 16, 2016 with respect to 620,533 shares of Common Stock beneficially owned by each of the following persons: (i) Alyeska Investment Group, L.P., (ii) Alyeska Investment Group, LLC, (iii) Alyeska Fund 2 GP, LLC, and (iv) Anand Parekh.  In addition, in July 2015, we issued Common Stock Equivalents to such persons consisting of warrants to purchase 178,571 shares of our Common Stock.

(7)   This information is based on a Schedule 13G filed with the SEC on February 12, 2016 with respect to 794,068 shares of Common Stock beneficially owned by each of the following persons: (i) Broadfin Capital, LLC, (ii) Broadfin Healthcare Master Fund, Ltd., and (iii) Kevin Kotler.  In addition, in connection with a July 2015 public offering, we issued Common Stock Equivalents to such persons consisting of warrants to purchase 1,904,762 shares of our Common Stock, the form of which restricts the exercise or conversion of such securities to the extent that, upon exercise or conversion, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a group under §13(d) of the Exchange Act would exceed 9.99% of the total number of shares then outstanding (the “Ownership Cap”).  Notwithstanding the number of shares reported above, the reporting person was unable to exercise such warrants to the extent that after such exercise the Ownership Cap would be exceeded.

(8)   This information is based on a Schedule 13G filed with the SEC on February 16, 2016 with respect to 761,335 shares of Common Stock beneficially owned by each of the following persons: (i) DAFNA Capital Management, LLC, (ii) Nathan Fischel, and (iii) Fariba Ghodsian.  In addition, in connection with public offerings in February 2011 and July 2015, we issued Common Stock Equivalents to such persons consisting of warrants to purchase 227,976 shares of our Common Stock, the form of which restricts the exercise or conversion of such securities to the extent that, upon exercise or conversion, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a group under §13(d) of the Exchange Act would exceed 9.985% or 9.99% (depending on the warrant) of the total number of shares then outstanding (the “Ownership Cap”).  Notwithstanding the number of shares reported above, the reporting person was unable to exercise such warrants to the extent that after such exercise the Ownership Cap would be exceeded.

(9)   This information is as of December 31, 2015 and is based on a Schedule 13G filed with the SEC on February 16, 2016, by (i) Deerfield Mgmt, L.P., general partner of the entities identified in clauses (iv) through (vi) with respect to securities beneficially owned by such entities, (ii) Deerfield Management Company, L.P., an investment adviser for the entities identified in clauses (iv) through (vii) with respect to securities beneficially owned by such entities, (iii) James E. Flynn, (iv) Deerfield Special Situations Fund, L.P., (v) Deerfield Special Situations International Master Fund, L.P., (vi) Deerfield Private Design Fund II, L.P., and (vii) Deerfield Private Design International II, L.P.  The Common Stock Equivalents listed above consist of warrants to purchase 1,105,952 shares of our Common Stock that contain a provision restricting the exercise or conversion of such securities to the extent that, upon exercise or conversion, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a group under §13(d) of the Exchange Act would exceed 9.985% or 9.99% (depending on the warrant) of the total number of shares then outstanding (the “Ownership Cap”). Notwithstanding the number of shares reported, the reporting person disclaimed beneficial ownership of the shares of Common Stock issuable upon exercise of such warrants to the extent that upon such exercise the number of shares beneficially owned by all reporting persons hereunder, in the aggregate, would exceed the Ownership Cap.

(10)      This information is as of December 31, 2015 and is based on a Schedule 13G filed with the SEC on January 14, 2016 with respect to shares of Common Stock beneficially owned by the following persons: (i) 420,744 shares beneficially owned by Sabby Healthcare Master Fund, Ltd., (ii) 103,509 shares beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., (iii) 524,253 shares beneficially owned by Sabby Management, LLC, and (iv) 524,253 shares beneficially owned by Hal Mintz.  In addition, in connection with a July 2015 public offering, we issued Common Stock Equivalents to such persons consisting of warrants to purchase 238,096 shares of our Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect five directors.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal from office.

The Board recommends that the five nominees named below be elected as directors.  Of the shares of Common Stock represented by all proxies received by the Board, only those proxies which include an affirmative vote “FOR” and are not marked to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below.  If shares are held in “street name,” a broker may vote only those shares for which voting instructions have been provided.  The Board knows of no reason why any nominee should be unable or unwilling to serve, but if that should occur, proxies will be voted for the election of some other person or the size of the Board will be fixed at a lower number.

Nominees for Election to the Board of Directors

The names of the nominees for election to the Board and certain information about the nominees are set forth below.  Each of the nominees currently serves as a director.  For information concerning the number of shares of Common Stock beneficially owned by each nominee, see “Common Stock Ownership of Certain Beneficial Owners and Management” on page 4.

Name	Position with the Company
John R. Leone	Chairman of the Board
Craig Fraser	Director, President and Chief Executive Officer
Joseph M. Mahady	Director
Bruce A. Peacock	Director
Marvin E. Rosenthale, Ph.D.	Director

John R. Leone, age 68, has served as a member of our Board of Directors since November 2012 and was elected Chairman in January 2013.  He serves as a member of the Board’s Compensation Committee and the Nomination and Governance Committee.  With over 30 years of experience, Mr. Leone has built an outstanding track record in pharmaceutical operations, commercial portfolio management, and financing life science companies.  His commercial experience includes significant domestic and international executive management roles and direct responsibility for the commercial launch of numerous pharmaceutical products.

Mr. Leone has been a Partner at Visium Asset Management, LLC, an investment platform focused on healthcare royalties and related revenues since May 2013.  Prior to joining Visium, Mr. Leone was a Partner at Paul Capital Healthcare, a private equity firm that manages one of the largest dedicated healthcare funds globally (2007 to 2013).  Previously, Mr. Leone served as President and Chief Executive Officer at Cambrex Corporation, and as Senior Vice President and Chief Operating Officer of U.S. Commercial Operations at Aventis Pharmaceuticals.  While at Aventis, he played a key role in spearheading the successful integration of its predecessor companies, Rhone-Poulenc Rorer and Hoechst Marion Roussel, and had responsibility for all commercial business units, including oncology, metabolism, cardiovascular, dermatology, respiratory and anti-infective.  Mr. Leone also served on the Board of Directors at ViroPharma Incorporated from January 2006 until its acquisition in March 2014.  Mr. Leone received his B.S. degree in Engineering from the U.S. Military Academy at West Point and his M.B.A. from the University of Colorado.

Craig Fraser, age 51, was appointed President and Chief Executive Officer and a member of the Board effective February 1, 2016.  He brings over 25 years of experience as a leader in both product development and commercial operations and in building biopharmaceutical and device businesses for both startups and larger companies.  Prior to joining the Company, Mr. Fraser held executive positions at several biopharmaceutical companies, including Aegerion Pharmaceuticals as Chief Operating Officer (July 2014 to August 2015) and as President, International & Global Manufacturing and Supply (October 2011 to July 2014); as Vice President of Global Disease Areas at Pfizer (October 2009 to October 2011); and as Vice President and Global Business Manager at Wyeth Pharmaceuticals (December 2007 to November 2009).  Previously, Mr. Fraser served as Vice President, Sales & Marketing and Commercial Operations and as Vice President, Global Strategic Marketing at Johnson & Johnson; and as Gastroenterology Franchise Lead, National Sales Director — Immunology and Acute Cardiovasculars, and Marketing Director — Cardiovasculars and Diagnostics at Centocor.  Mr. Fraser is a veteran of the Marine Corps and the U.S. Army.  Mr. Fraser does not serve on any other public company boards.  Mr. Fraser received his B.S. degree in Public Administration from Slippery Rock University of Pennsylvania.

Joseph M. Mahady, age 63, has served as a member of our Board since January 2013.  He also serves as Chairman of the Board’s Compensation Committee and a member of the Audit Committee.  Mr. Mahady has extensive strategic and operational experience in the biopharmaceutical industry.  He has broad international commercial experience, having served in a direct leadership role in more than 30 product launches, and has a successful record of developing profitable businesses based on transformational technologies in both the U.S. and international markets.

Mr. Mahady held significant leadership positions during his 30-year career with Wyeth Corporation, including as President, Wyeth Pharmaceuticals (2008 — 2009), and Senior Vice President, Wyeth Corporation (2002 — 2009), with responsibility to direct the worldwide operations of that company’s $20 billion global pharmaceutical business.  He also served as President of Global Business, where he directed all worldwide commercial operations, President of Americas and Global Business, President, North America Operations, President of Wyeth-Ayerst, as well as Vice President of Healthcare Systems and Vice President of Marketing and Sales Operations.  He retired from Wyeth in 2009.  Since his retirement, Mr. Mahady served as Chairman of Lumara Health (formerly KV Pharmaceuticals) and a member of the boards of directors of Albemarle, EKR Therapeutics and Strongbridge Biopharma.  Mr. Mahady received his B.S. degree in Pharmacy from St. John’s University College of Pharmacy and his M.B.A. in Pharmaceutical Studies from Fairleigh Dickinson University.

Bruce A. Peacock, age 64, has served as a member of our Board since September 2010.  He also serves as Chairman of the Board’s Audit Committee and is a member of the Compensation and the Nomination and Governance Committees.  Mr. Peacock brings to our Board extensive biotech and pharmaceutical experience, including financial expertise in debt, equity capital and alliance transactions.  He also has significant experience in drug development, having led the effort to gain regulatory approval for several drug candidates in the United States and in other major markets worldwide.  Mr. Peacock also has had responsibility for marketing, commercial and manufacturing operations.

Mr. Peacock has served as a Venture Partner with SV Life Sciences Advisers LLC since 2006.  From August 2013 to September 2104, Mr. Peacock served as Chief Financial and Business Officer of Ophthotech Corporation, having served as Chief Business Officer since September 2010.  Previously, he served as President and Chief Executive Officer of Alba Therapeutics; Chief Executive Officer and Director of The Little Clinic, a medical care services company; President and Chief Executive Officer and a Director of Adolor Corporation, a publicly-held biotechnology company; President, Chief Executive Officer and a Director of Orthovita Inc., a publicly-held orthopaedic biomaterials company; Executive Vice President, Chief Operating Officer and a Director of Cephalon Inc.; and Chief Financial Officer of Centocor Inc.  Mr. Peacock serves as Co-Chairman of the Board of Alba Therapeutics and as a member of the boards of directors of the following publicly held biopharmaceutical companies: since March 2015, AGTC Genetic Technologies Corporation; since September 2014, Dicerna Pharmaceuticals, Inc.; and since July 2014, Ocular Therapeutix.  Since 2012, Mr. Peacock has served as a member of the board of directors of Invisible Sentinel, Inc. and, since 2015, PanOptica, Inc., both privately-owned companies.  Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova University and is a certified public accountant.

Marvin E. Rosenthale, Ph.D., age 82, has served as a member of our Board since 1998.  He also serves as Chairman of the Board’s Nomination and Governance Committee and is a member of the Audit Committee.  Dr. Rosenthale brings to our Board more than 50 years of management and executive experience in the pharmaceutical industry.  In addition, since 1998, he has served as a member of the board of directors of nine pharmaceutical companies, which provides him a broad perspective of the customs, practices and strategic priorities of pharmaceutical companies in today’s challenging competitive and financial markets.

Prior to his retirement in 1999, Dr. Rosenthale served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., having joined as Vice President in 1993.  Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and Executive Director of Drug Discovery Research at Ortho Pharmaceutical.  Dr. Rosenthale also served in various positions with Wyeth Laboratories.  Dr. Rosenthale has served on the boards of directors of NuRx Pharmaceuticals Inc. (2008-2010) and Radiant Pharmaceuticals Corp. (formerly AMDL, Inc., 2000-2006).  Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, a M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

Required Vote and Recommendation

The directors are elected by a plurality of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, excluding broker non-votes.  See “How are stockholder votes counted?” at page 3.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held four regular meetings and 17 special meetings during the fiscal year ended December 31, 2015.  Of the nominees, all directors attended either in person or by telephone at least 75% of the total number of meetings of the Board and the total number of meetings of Standing Committees of the Board on which they each served during 2015.

We do not have a formal policy regarding director attendance at the 2016 Annual Meeting; however, it is expected that, absent good reason, our directors will be in attendance.  All of our directors attended the 2015 Annual Meeting.

Director Independence

The Board presently consists of five members, of whom Mr. Fraser also serves as our President and Chief Executive Officer.  Presently, Messrs. Leone, Mahady and Peacock and Dr. Rosenthale are “independent” directors within the meaning of the rules of the SEC and the Nasdaq listing requirements.  Each director who serves on at least two standing committees, including the Compensation Committee, the Nomination and Governance Committee and the Audit Committee, is considered to be “independent” within the meaning of the SEC rules and the Nasdaq listing requirements.

Board Leadership Structure

Our Board is comprised of our President and Chief Executive Officer, who is not independent, and four independent directors.  Presently, the Board has the following standing committees: Audit Committee, Compensation Committee, and Nomination and Governance Committee.  Each of these committees is comprised solely of independent directors.  In accordance with Nasdaq requirements, our Audit Committee is responsible for overseeing the management of risk and updates the full Board periodically.

Our Board has discussed the leadership structure of the Board and believes that our leadership structure and composition is not uncommon among biotech companies of comparable size and market capitalization.  The Board believes that its leadership structure has been effective.  We believe that our current structure, under which all committee members are independent directors, is the right form of leadership for us at this time.  Our Board will continue to evaluate the leadership structure of the Board in light of changing circumstances and may make changes at such times as it deems appropriate.  The individual members of the Board contribute to its deliberations both in Board and committee meetings, a broad range of experience in the key areas in which we engage, including financial management, investor relations, regulatory strategy, research and development, commercial planning, and manufacturing operations.  With this breadth and depth of experience, we believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee.

Committees of the Board

Audit Committee

The Audit Committee of the Board is a standing committee of our Board and currently consists of Bruce A. Peacock (Chairman), Joseph M. Mahady and Marvin E. Rosenthale, Ph.D.  The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting and financial practices, and our compliance with the all related legal and regulatory requirements, including oversight of:

•                  the maintenance by management of the reliability and integrity of the Company’s accounting policies, financial reporting and disclosure practices, and tax compliance;

•                  the establishment and maintenance by management of processes to assure that an adequate system of internal control is functioning within the Company; and

•                  the establishment and maintenance by management of processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

In addition, the Audit Committee is responsible for, among other things, the appointment, compensation, and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting), reviewing the range and cost of audit and non-audit services performed by our independent accountants, reviewing the adequacy of our systems of internal control, and reviewing all related party transactions.  In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention and has full access to all of our books, records, facilities and personnel.  The Audit Committee also has the power to retain such legal, accounting and other advisors as it deems necessary to carry out its duties.  The Audit Committee met four times during the fiscal year ended December 31, 2015.

The Board has adopted a written Audit Committee Charter.  The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable listing requirements of Nasdaq and the rules of the SEC for corporate audit committees.  All members of our Audit Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and the financial sophistication requirements of the SEC rules and Nasdaq Listing Rule 5605(c)(2)(A).

Report of the Audit Committee (1)

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Company’s annual report, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  In addition, the review and discussion with management addressed management’s assessment as to the effectiveness of the Company’s internal controls over financial reporting and such other matters as are required to be discussed with the Audit Committee.  Pursuant to such dialogue, management prepared a report of its assessment of the Company’s internal controls over financial reporting, identifying the framework used by management in assessing the effectiveness of such internal control.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of such statements with generally accepted accounting principles in the United States.  This review included a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board 3526 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee meetings with Ernst & Young LLP were held with and without management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.  The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016.

Bruce A. Peacock, Chairman

Joseph M. Mahady

Marvin E. Rosenthale, Ph.D.

(1)  The material in this report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference into a document filed with the SEC.

Compensation Committee

The Compensation Committee of the Board is a standing committee and currently consists of Joseph M. Mahady (Chairman), John R. Leone and Bruce A. Peacock.  The Board has adopted a written Compensation Committee Charter.  The composition and responsibilities of the Compensation Committee, as reflected in its Charter, are intended to be in accordance with applicable rules of the SEC for corporate compensation committees and the listing requirements of Nasdaq.  All members of the Compensation Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The primary duties of the Compensation Committee include:

•                  review with management our compensation policies relating to executive and general compensation, including but not limited to cash bonus compensation, and equity and other incentive plans;

•                  review and discuss with management at least annually our corporate goals and objectives relating to compensation of executive officers and other senior officers;

•                  evaluate performance of the CEO and other executives and review the CEO’s recommendations of the other senior officers in light of our goals and objectives and, based on that evaluation, determine the compensation of the CEO and other executive officers;

•                  engage and meet with independent compensation consultants as it deems necessary and appropriate to carry out its responsibilities;

•                  review and approve compensation arrangements for executive officers and other senior officers, including employment, severance and change in control agreements and any supplemental benefits;

•                  oversee key employee benefit programs, policies and plans relating to compensation and, where deemed appropriate, programs, policies and plans relating to our other employees;

•                  review, approve, and establish guidelines for the compensation of our directors; and

•                  review and discuss with management our annual report and proxy statement with respect to executive compensation matters.

The Compensation Committee has the full authority of the Board, in its place and stead, to discharge its obligations under the Compensation Committee Charter.  In its discretion, it may confer with, and consider the recommendations of, management in establishing compensation policies and in approving the amount of, and the form of compensation for executives.  The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board and to management when deemed appropriate.  In addition, the Compensation Committee may retain special legal counsel, compensation or other consultants to advise it on compensation matters or as it deems appropriate.  The Compensation Committee holds meetings in conjunction with the regular meetings of the Board and has met separately and in informal executive session to ensure that our compensation policies are aligned with and support the goals of the business.  The Compensation Committee met formally four times during the fiscal year ended December 31, 2015.

Nomination and Governance Committee

The Nomination and Governance Committee currently consists of Marvin E. Rosenthale, Ph.D. (Chairman), Bruce A. Peacock, and John R. Leone.  The Board has adopted a written Nomination and Governance Committee Charter.  The composition and responsibilities of the Nomination and Governance Committee, as reflected in its Charter, are intended to be in accordance with applicable rules of the SEC for corporate nominating committees and the listing requirements of Nasdaq.  All members of the Nomination and Governance Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The Nomination and Governance Committee has the authority to designate the nominees to stand for election as director at each annual meeting of the stockholders and to fill vacancies on the Board occurring between annual meetings.  Other duties of the Nomination and Governance Committee include:

•                  evaluate annually the composition and organization of the Board and its committees in light of applicable rules and regulations, including but not limited to the listing requirements of Nasdaq, and make recommendations to the Board;

•                  determine criteria for selection of members of the Board, the Chairman of the Board, and members of the committees, and ensure that our Board members as a group represent a reasonable balance of professional, business and financial expertise and personal backgrounds;

•                  evaluate and recommend to the Board a nominee to serve as Chairman of the Board, directors to serve on the committees of the Board and directors to serve as chairmen of such committees;

•                  review and evaluate annually the performance of individual Board members proposed for reelection and make recommendations to the Board regarding the appropriateness of each director’s standing for reelection, and, at such other times as are appropriate, review and evaluate the conduct of a particular Board member, and, if deemed necessary, recommend to the Board such action, including termination of membership, in accordance with any applicable code of conduct or ethics or any corporate governance principles or guidelines adopted by the Board, for cause or other reason;

•                  review, evaluate and approve all nominees for election to the Board, verify their qualifications, experience and fitness for service, assess their individual profiles against the mix of skills, strengths and expertise of current Board members, and determine their willingness to serve as a director;

•                  identify, evaluate and approve nominees for election to the Board upon the resignation, removal of directors from the Board or creation of other vacancies;

•                  identify, evaluate and approve a slate of nominees for election to the Board at the Annual Meeting of Stockholders;

•                  evaluate all nominees submitted by stockholders for election to the Board, determine if such submissions comply with our Amended and Restated By-Laws (“By-Laws”) and all applicable rules and regulations, and, if such candidates meet the criteria established by the Nomination and Governance Committee, in its sole discretion, approve such nominees for election at the next Annual Meeting of Stockholders; and

•                  evaluate all stockholder proposals submitted to us, determine if such submissions are in compliance with the By-Laws and all applicable rules and regulations, and recommend appropriate action on each proposal to the Board.

The Nomination and Governance Committee considers candidates for director nominees that may be identified by the committee, or proposed by directors, executive officers and stockholders (see page 28).  The Nomination and Governance Committee has in the past retained a leading global retained executive search firm to assist the Board in identifying and evaluating director candidates who could bring appropriate expertise to complement the skills of current members of the Board and provide guidance and market knowledge to our initiatives.  The committee continues to explore potential Board candidates, including those previously identified through a search firm as well as those that have been identified since by a member of the Board or management, or by third parties to members of the Board or management.  In addition, in late 2015, the Nomination and Governance Committee retained an executive search firm to assist in recruiting for us a new President, Chief Executive Officer and member of the Board.  Members of the committee met individually with several candidates, and held several conference calls to discuss their assessments.  Following a full assessment and background check, the committee proffered an offer to Mr. Fraser in January 2016.  Although the committee was active throughout 2015 and approved certain actions by unanimous consent, including approval of the slate of candidates to stand for election at the 2015 Annual Meeting of Stockholders, it did not convene a formal meeting during the year.

The Nomination and Governance Committee seeks candidates for our Board who will complement the Board and provide it with diversity of expertise, experience and perspectives (functional, cultural and geographic).  In selecting nominees, the Nomination and Governance Committee assesses the independence, character, relevant expertise and experience of candidates and endeavors collectively to establish within the Board areas of core competencies, such as business judgment, management, accounting and finance, industry knowledge and leadership, strategic vision, and knowledge of domestic and international markets.  The Board also may seek nominees who are widely recognized as leaders in the fields of medicine or the biological sciences, with scientific and development (drug products and medical devices) expertise.  Additional important criteria include personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to prepare for, attend meetings, and participate effectively as a member of the Board.  Consideration is also given to whether the qualifications of a potential nominee complement and supplement the skills of existing members of the Board.

Availability of our Audit, Compensation and Nomination and Governance Committee Charters

A current copy of our Audit Committee Charter, Compensation Committee Charter, and the Nomination and Governance Committee Charter are available on our website at http://www.windtreetx.com.  Our website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

DIRECTOR COMPENSATION

Each of our non-employee directors receives cash compensation for his services.  Directors who are also employees are not compensated separately for serving on the Board or any of its committees.  On June 10, 2014,  the Compensation Committee and Board approved cash compensation for non-employee directors as follows: (i) $8,750 per quarter for all directors other than the Chairman of the Board, and $15,000 per quarter for the Chairman of the Board; (ii) $3,750 per quarter for the director who served as Chairman of the Audit Committee; (iii) $2,500 per quarter for the director who served as Chairman of the Compensation Committee; (iv) $1,875 per quarter for the director who served as Chairman of the Nomination and Governance Committee; (v) $1,750 per quarter for each director who served as a non-Chairman member of the Audit Committee; (vi) $1,250 per quarter for each director who served as a non-Chairman member of the Compensation Committee; and (vii) $1,000 per quarter for each director who served as a non-Chairman member of the Nomination and Governance Committee.  In addition, in order to better align the interests of our Board with our stockholders, the Compensation Committee considers and recommends to the Board long-term equity compensation.  On August, 14, 2015, in addition to approving retainers for the following year in the amounts authorized under the June 10, 2014 resolutions, the Compensation Committee approved an award to each non-employee director of options to purchase our Common Stock and restricted stock units as set forth in the table below.  These awards, which were issued pursuant to our 2011 Plan, were approved after due consideration of the practices of other similarly situated biotechnology companies in providing equity compensation to their non-employee directors.  The compensation provided to our non-executive directors is comparable to other similarly situated companies assessed by the Board, including Bellerophon Therapeutics, Inc., Bind Therapeutics, Inc., Fibrocell Science Inc., Inovio Pharmaceuticals, Inc., Medgenics Inc., Nivalis Therapeutics, Inc., Onconova Therapeutics, Inc., Tetralogic Pharmaceuticals Corp., and Vitae Pharmaceuticals, Inc.  The foregoing annual compensation amounts and equity awards will remain in effect until superseded.  The Compensation Committee plans to conduct a review of peer company director compensation practices periodically, including before considering changes to our director compensation policy and amounts in the future.

The following chart summarizes the cash and non-cash compensation paid to our non-employee directors during the year ended December 31, 2015.  To improve readability, the following columns have been removed from the table, as there is no reportable information with respect to these items: “Non-Equity Incentive Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total

John R. Leone	$71,500	$8,000	$4,530	$84,030
Joseph M. Mahady	49,500	8,000	4,530	62,030
Bruce A. Peacock	59,000	8,000	4,530	71,530
Marvin E. Rosenthale, Ph.D.	49,500	8,000	4,530	62,030

(1) Represents the grant date fair value of the stock award, equivalent to the closing stock price on the grant date, computed in accordance with Accounting Standards Codification (ASC) Topic 718 “Stock Compensation” (ASC Topic 718).  On August 14, 2015, the Compensation Committee approved stock awards for each director of 1,191 restricted stock units.  All restricted stock units awarded in 2015 vest in full on the first year anniversary of the grant.

(2) Represents the grant date fair value of the stock options computed in accordance with ASC Topic 718.  The assumptions utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2015, which are included in the accompanying 2015 Annual Report to Stockholders.  The amounts reported in the table for stock-based compensation have not been paid to, nor realized by, the director.  On August 14, 2015, the Compensation Committee approved grants for each director of options to purchase 1,071 shares with an exercise price of $6.72.  These options vest in full on the first year anniversary of the grant.  All options have a term of 10 years.

In addition to the items included in the foregoing chart, directors also are entitled to reimbursements for their travel, lodging and other expenses incurred in connection with attendance at meetings of the Board, Board committee meetings and related activities.

Pursuant to our charter documents, we indemnify our directors to the maximum extent permissible under the General Corporation Law of the State of Delaware.  In addition, we have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify them under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer, or other agent of ours, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and our Amended and Restated By-Laws (“By-Laws”). These agreements were updated and re-executed in January 2016.

PROPOSAL 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board, acting upon the recommendation of the Audit Committee, reappointed the firm of Ernst & Young LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2016.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board believes that it is appropriate to seek stockholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting.  If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm.  Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Audit, Audit Related, Tax and Other Accountant Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2015 and December 31, 2014, fees for the review of quarterly reports on Form 10-Q during these periods and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category:	Fiscal 2015	% of Total	Fiscal 2014	% of Total
Audit Fees	$375,000	77%	$386,000	71%
Audit-Related Fees	75,000	15%	115,000	21%
Tax Fees	40,000	8%	40,000	7%
Total Fees	$490,000	100%	$541,000	100%

Audit Fees are fees that we paid to Ernst & Young LLP for: the audit of our annual consolidated financial statements and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees are fees for services related to registration statements and other offering memoranda and accounting consultation.

Tax Fees consisted of tax compliance/preparation and other tax services.  No portion of these Tax Fees is related to financial information or operational system design or implementation services.

The Audit Committee has considered whether the provision of all other services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP and has concluded that Ernst & Young LLP is independent.

Pre-Approval Policies

The Audit Committee pre-approves specified audit and non-audit services to be provided by our independent auditors prior to the engagement of our independent auditors.  With respect to other audit and non-audit services, the Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting.  Our Chief Financial Officer monitors the performance of all services rendered by our independent auditors, determines whether such services are within the list of pre-approved services and informs the Audit Committee on a timely basis of any such services.

On an ongoing basis, our Chief Financial Officer, together with our independent auditor, is responsible to submit to the Audit Committee all requests for approval of services that require a specific pre-approval.  The Audit Committee reviews these requests and advises management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services.  On a periodic basis, management reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy and voting on the proposal at the Annual Meeting will be required to approve this Proposal 2.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

TO 60 MILLION SHARES

The Board, subject to approval of our stockholders, has authorized an amendment (the “Share Amendment”) to our Certificate of Incorporation to increase the number of authorized shares of Common Stock available for issuance from 36 million to 60 million.  The additional Common Stock to be authorized by adoption of the Share Amendment would have rights identical to our currently outstanding shares of Common Stock.  The number of authorized shares of our preferred stock (“Preferred Stock”) will not be affected by the Share Amendment.  The number of shares of our authorized Preferred Stock will be maintained at five million.

The Board has adopted, declared advisable and directed to be submitted to the stockholders the proposed Share Amendment to amend the first paragraph of paragraph A. of Article FOURTH thereof to read in its entirety as follows:

A. Authorization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000, consisting of 60,000,000 shares of Common Stock,

par value $.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

The Share Amendment would become effective upon its approval by our stockholders and the subsequent filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to our Certificate of Incorporation.

Purpose of the Share Amendment

We currently anticipate that our available cash resources will be sufficient to fund our activities through the first quarter of 2017 and the planned completion of the AEROSURF® phase 2b clinical trial.  However, if we are successful with the phase 2b program, we will not have sufficient cash resources to among other things, support our operations, fund our continuing AEROSURF development activities and be in a position to pursue potential strategic alliances and other strategic opportunities.  Of the 36 million shares of Common Stock authorized for issuance under our Certificate of Incorporation, as of March 31, 2016, there are approximately 19 million shares either issued and outstanding or reserved for future issuance under our equity incentive plans, our 401(k) benefit plan, or upon exercise of outstanding warrants, and approximately 17 million shares available for issuance.  Based on the closing market price per share on May 11, 2016 ($2.16), under current market conditions, we expect that we might be able raise $15-$20 million from an offering of the remaining shares, which our Board believes would not be sufficient to fund our activities beyond 2017 and would cause us to limit or slow the pace of our development activities, including, potentially, preparatory work for a potential AEROSURF phase 3 clinical trial, as well as efforts to identify and pursue potential strategic transactions and other opportunities.

Since our Board believes that it is prudent to maintain a sufficient level of available capital stock to meet our foreseeable obligations and to have flexibility to respond to potential strategic opportunities, it has directed that we submit Proposal 3 to our stockholders for approval to increase the number of authorized shares of Common Stock from 36 million to 60 million.

If we are successful with our AEROSURF phase 2b clinical trial, we will need additional capital to support our operations and continue to advance our AEROSURF development activities to a potential phase 3 clinical program.  Although there can be no assurance, such activities could include engaging with the FDA and foreign regulatory authorities with respect to our regulatory strategy; development of a clinical site plan for North America, Europe and South America; arranging for the manufacture of our lyophilized KL4 surfactant; completing the development and manufacture of a sufficient number of our next-generation aerosol delivery systems (ADS) for use by clinical sites; implementing training and processes for site logistics, distribution, and supply chain; and retaining and defining the roles of clinical research organizations (CROs).  Our Board believes that developing a high degree of readiness to initiate the next key phase of AEROSURF development will also better enable us to identify and enter into a potential strategic transaction.  For this reason, it will be very important to have an adequate capital structure to provide the working capital needed to proceed.  The Share Amendment is a critical element of our strategic and business planning.

As we execute on our corporate strategies, we may be required to issue shares (i) in connection with any potential strategic alliance or other strategic transaction, (ii) to fund our continuing AEROSURF clinical program, including potentially to execute additional unplanned activities to advance our phase 2b clinical trial, if such activities should become necessary, and to prepare for the planned phase 3 clinical program following completion of our phase 2 program, (iii) to meet our working capital needs and other capital-raising activities, (iv) to continue to issue options pursuant to our equity incentive plans, and to issue shares upon exercise of options, as needed to attract and retain key management and professional personnel, (v) to continue issuing shares in connection with our company match under our 401(k) Plan, and (vi) for general and other strategic and corporate purposes.  The issuance of additional shares may take the form of (a) alliance, licensing or collaboration agreements involving the issuance of securities pursuant to exemptions from the registration requirements of the Securities Act, (b) private financings that we may seek to effect pursuant to exemptions from the registration requirements of the Securities Act, or (c) public offerings.  Although there are presently no confirmed plans, arrangements or understandings with respect to any specific transaction that would result in the issuance of any of the shares of our Common Stock that would become available for issuance if the Share Amendment were approved, we continue to seek to engage in discussions with potential strategic and financial partners.

Potential Effects of the Share Amendment

The Share Amendment will not alter the current number of issued shares or change the relative rights and limitations of the shares of Common Stock.  However, because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued Common Stock, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock.  In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of Common Stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of the Common Stock.  If these factors were reflected in the price per share of our Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected.  An issuance of additional shares could therefore have an effect on the potential realizable value of a stockholder’s investment.

The proposed increase in the authorized number of shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.  An increase in our outstanding shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult.  For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

If Proposal 3 is not approved, we may be unable to enter into transactions that require the issuance of Common Stock, which could include strategic alliances, collaboration arrangements and other strategic transactions, or undertake additional financings without first seeking stockholder approval, a process that would require a special meeting of stockholders, is time-consuming and expensive and could impair our ability to efficiently raise capital when needed, if at all.  If our stockholders do not approve Proposal 3 by the required vote, we will not have access to the additional authorized shares of Common Stock and will likely be forced to further limit our AEROSURF development activities, in particular with respect to achieving readiness for our planned phase 3 clinical trial, but potentially with respect to the entire development program.  If we do not have a sufficient number of authorized shares to enable us to secure additional capital, we may not have sufficient cash flow and liquidity to fund our further development activities, which could significantly limit our ability to continue our operations.  Ultimately, we may be forced to curtail all of our activities and potentially could be forced to cease operations.

No appraisal rights:  Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights in connection with the filing of an amendment to the Certificate of Incorporation to implement the Share Amendment and we will not independently make those rights available to our stockholders.

Required Vote and Recommendation

The affirmative vote of at least a majority of the outstanding shares of our Common Stock eligible to vote at the Annual Meeting will be required to approve the Share Amendment.  Since approval requires a majority of shares outstanding, an abstention will have the effect of a vote cast against the proposal.  It is likely that, for this Proposal to be approved, we will need the affirmative vote of a substantial number of stockholders attending the Annual Meeting in person or by proxy.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE SHARE AMENDMENT.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION

OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act, stockholders have an opportunity to cast an advisory, non-binding vote on the compensation program for our Named Executive Officers, as described in this Proxy Statement.  This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give stockholders the opportunity to endorse or not endorse our executive compensation policies and amounts paid.

The Compensation Committee believes that our executive compensation program has been implemented in a manner consistent with and achieves the goals of our executive compensation philosophy as described in this Proxy Statement.

Vote Not Required for Approval.

This vote on executive compensation is advisory in nature and is not binding on, and does not overrule, any decisions of the Board, nor will it create or imply any additional fiduciary duties on the Board or directors.  In the event that a majority of the votes cast is against the executive compensation program as described in this Proxy Statement, the Compensation Committee will consider the vote when evaluating decisions on executive compensation in the coming year.  Any proxy received that does not include instructions with respect to this Proposal 4 will be voted in accordance with the Board’s recommendation.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.

At the 2013 Annual Meeting of Stockholders held on June 11, 2013, the stockholders voted and indicated, on an advisory basis, a preference to hold a “Say-on-Pay” advisory vote annually.  In line with the stockholders’ wishes,  the Board thereafter determined to hold “Say-on-Pay” advisory votes annually.  Accordingly, the next “Say-on-Pay” stockholder advisory vote following the “Say-on-Pay” vote at this 2016 Annual Meeting of Stockholders will occur at the 2017 Annual Meeting of Stockholders, assuming that the Board does not modify its policy on the frequency of “Say-on-Pay” voting in the interim.  Under SEC rules, we must hold an advisory vote on the preferred timing for “Say-on-Pay” stockholder votes not less than once every six years.  Accordingly, the next advisory vote on the preferred timing for “Say-on-Pay” stockholder votes, whether every one, two or three years, will be held no later than at the Company’s 2019 Annual Meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN
ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

The Board is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein.  If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE VOTED UPON

None of the nominees for election as Director, our executive officers or any associate of a nominee or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter included in the Proposals to be acted upon at the Annual Meeting.

EXECUTIVE OFFICERS

Information about our Executive Officers, including their names and positions with us, and their ages, work history and education, are set forth in our Form 10-K/A (Amendment No. 2), which is a part of our Annual Report to Stockholders being delivered to stockholders together with this proxy statement.  Effective February 1, 2016, the Board appointed Craig Fraser to serve as our President and Chief Executive Officer and member of the Board.  Effective January 31, 2016, John G. Cooper, our President and Chief Executive Officer and member of the Board, resigned his positions with our Company (see, “Executive Separation Agreements,” below).  The Board approves the election of officers annually and such officers serve until the meeting of the Board following the next annual meeting of stockholders and, if applicable, until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among directors or executive officers of the Company.

Compensation Committee

The Compensation Committee is responsible for, among other things, oversight of executive compensation.  The Compensation Committee generally considers in its discussions data and other information prepared by management, including industry-specific information, compensation paid to named executive officers at selected peer companies, surveys of contract terms in publicly available named executive officer agreements, assessments of our compensation under published voting policies of large investors and guidelines of certain proxy advisory firms, input from legal counsel and other sources.  It also considers the recommendations of management in establishing executive compensation policies and the amount and form of compensation paid to executives.  Management also may develop metrics for consideration by the Compensation Committee, including, for example, the rate at which we have issued options over recent years, the allocation of equity awards among all of our employee groups, the weighted-average exercise price of outstanding options for each executive and other data indicative of the value of long-term executive compensation.  For each Named Executive Officer other than the CEO, the CEO usually makes a recommendation based on internal management reviews and discussions.  The Compensation Committee will conduct an independent review with respect to, and is solely responsible for, approving the CEO’s compensation.  In reaching its decisions, the Compensation Committee may consider any factor that it deems relevant and may in its discretion seek the advice of counsel or retain an independent compensation consultant.  The primary factors generally considered by the Compensation Committee in determining compensation adjustments are our success in achieving our objectives and assessment of peer company pay practices.

Compensation Philosophy and Other Considerations

We are filing this Proxy Statement under scaled disclosure requirements applicable to Smaller Reporting Companies under SEC regulations.  As such, we will not provide a full Compensation Discussion and Analysis over the signatures of the Compensation Committee.  Instead, we are providing this summary to explain our philosophy and provide a basis for assessing our executive compensation practices.

Our industry is very competitive.  To be successful, it is important that we be resourceful and adaptable, attracting the best possible talent and rewarding our executives and all employees for performance that drives value for our stockholders.  To assure that we achieve our long-term goals, we also need to conserve resources and capital and maintain flexibility with respect to all aspects of our business.  Our Compensation Committee has sought to maintain flexibility in assessing compensation, including with respect to base-salary increases, cash bonuses, long-term equity-based compensation, or other aspects of executive compensation.  The Compensation Committee’s policy is conservative and intended to allow for adjustments in the face of unplanned events, cash flow constraints and new developments.  At the same time, we seek to provide competitive total compensation packages to attract, retain, and motivate qualified executives and ensure that they are rewarded for success.

Our Compensation Committee conducts an annual assessment of “peer” companies to gain insight into current levels of executive compensation in our industry, but does not benchmark or target an individual executive’s compensation to fall within any pre-specified percentile of peer-company executive compensation.  In assessing individual officers, the Compensation Committee will generally overweight the overall performance and progress in achieving the corporate goals over individual performance metrics.  The Compensation Committee also may consider such additional factors as an individual’s overall contribution, teamwork skills and leadership qualities.  To better manage our cash outflows, the Compensation Committee also may weigh more heavily non-cash components of compensation over cash components.

To assist the Compensation Committee with executive compensation reviews, the Compensation Committee retained Arnosti Consulting Inc. (“Arnosti Consulting”) in 2014 to provide advice and lend support to the annual executive compensation review, including for our Named Executive Officers.  Arnosti Consulting provided relevant market data and other information concerning executive compensation practices in our industry, as well as advice about which companies should be considered our “peer” companies for compensation purposes.  Arnosti Consulting developed data and met with the Compensation Committee in executive session in 2014 and has continued to provide advice to the Compensation Committee in 2015.  With the assistance of Arnosti Consulting, the Compensation Committee identified the following peer group against which we were compared to assess 2015 compensation: Ambit Biosciences, Amicus Therapeutics, Anika Therapeutics, ArQule Inc., Array BioPharma, Corcept Therapeutics, Inc., Curis Inc., DepoMed Inc., Durect Corp., Hyperion Therapeutics, Inc., Insmed Inc., Macrogenics Inc., OncoMed Pharmaceuticals, Osiris Therapeutics Inc., Repros Therapeutics, Inc., Supernus Pharmaceuticals, Inc., Synergy Pharmaceuticals, Inc., Sucampo Pharmaceuticals, Inc., Trevena Inc., Vanda Pharmaceuticals, Inc., and Xenoport Inc.

Our Named Executive Officers are paid a base salary and are eligible for an annual bonus based on a target percent of base salary and an annual equity award under our 2011 Long-Term Equity Plan.  The annual bonuses and equity awards are discretionary and awarded by the Compensation Committee, if at all, in its sole discretion.

In the first quarter of 2015, to conserve our capital resources and focus on the development of aerosolized KL4 surfactant, beginning with AEROSURF, we ceased the commercialization of SURFAXIN®, our KL4 surfactant in liquid instillate form that was approved by the FDA in 2012.  We restructured our operations, reduced our staff by approximately 50%, wound down our commercial activities in an orderly fashion, and closed down our manufacturing operations in Totowa, New Jersey.  At the same time, we sought to advance AEROSURF through planned clinical programs.  These changes required our executives and employees to rapidly adjust to new priorities and with fewer resources.  To respond to changing circumstances, the Compensation Committee focused on renewed objectives and, with the intent of retaining and motivating employees during a period of disruption and uncertainty, determined to allow for payment of up to the full target bonus amounts based on the degree to which our individual employees met personal performance goals  and we successfully achieved our corporate objectives.

In approving the annual bonus amounts for our Named Executive Officers in 2015, the Compensation Committee assessed our success in achieving the following renewed corporate objectives:

•                  Restructured and refocused our company on the development of aerosolized KL4 surfactant, beginning with AEROSURF;

•                  Raised approximately $40 million in additional capital through a July 2015 public offering;

•                  Advanced the development work under our Collaboration Agreement with Battelle Memorial Institute through the initial stage, established a fixed-price project plan for the next two planned stages and advanced the project into stage two;

•                  Designed and executed the initial AEROSURF phase 2a clinical trial in premature infants 29 to 34 week gestational age that was designed to evaluate the safety and tolerability of a single exposure of aerosolized KL4 surfactant administered in three escalating (15, 30 and 45 minutes) inhaled doses, with all key objectives met;

•                  Initiated and completed in the fourth quarter of 2015 a phase 2a clinical trial in premature infants 29 to 34 week gestational age that is designed to evaluate the safety and tolerability of aerosolized KL4 surfactant administered in escalating (30 and 45 minutes) inhaled doses, with potential repeat doses, with top-line results announced in November 2015;

•                  Designed and initiated in the fourth quarter of 2015 a phase 2a clinical trial in premature infants 26 to 28 week gestational age that is designed to evaluate safety and tolerability of aerosolized KL4 surfactant administered in two escalating (30 and 45 minutes) doses, with potential repeat dose, which trial was initiated with enrollment ongoing at year end;

•                  Designed and initiated in the fourth quarter of 2015 a phase 2b clinical trial with a primary purpose to demonstrate evidence of efficacy on an acceptable endpoint, identify the dose regimen(s) to be used in the planned phase 3 clinical program and provide an estimate of the treatment effect (magnitude of benefit), which was announced in December; and

•                  Advanced manufacturing development of our lyophilized KL4 surfactant technology transfer between facilities at our contract manufacturing organization (CMO).

With most objectives fully delivered and certain objectives well underway, the Compensation Committee focused almost exclusively on the corporate objectives and awarded the Named Executive Officers the amounts set forth in the Summary Compensation Table below.  In recognition of Mr. Cooper’s success in advancing our efforts forward and in securing additional capital, he was awarded a year-end cash bonus of $150,000.  Dr. Simonson received a bonus based on his leadership in our: (a) designing and executing the initial AEROSURF phase 2a clinical trial in premature infants 29-34 week gestational age designed to evaluate the safety and tolerability of a single exposure of aerosolized KL4 surfactant administered in three escalating (15, 30 and 45 minutes) inhaled doses; (b) initiating and completing a phase 2a clinical trial in premature infants 29 to 34 week gestational age designed to evaluate the safety and tolerability of aerosolized KL4 surfactant administered in escalating (30 and 45 minutes) inhaled doses, with potential repeat doses; (c) initiating a phase 2a clinical trial in premature infants 26 to 28 week gestational age designed to evaluate safety and tolerability of aerosolized KL4 surfactant administered in two escalating (30 and 45 minutes) doses, with potential repeat dose; and (d) designing and initiating a phase 2b clinical trial with a primary purpose to demonstrate evidence of efficacy on an acceptable endpoint, identify the dose regimen(s) to be used in the planned phase 3 clinical program and provide an estimate of the treatment effect.  Mr. Tattory received a bonus based on his leadership role in (i) restructuring the $30 million debt with affiliates of Deerfield Management L.P., resulting a reduction in principal, adjustment of maturity dates, and the prepayment of interest payments with equity and (ii) the successful raise of approximately $40 million in additional capital through the July 2015 public offering to fund our activities through the first quarter of 2017.  Dr. Miller received a bonus calculated in accordance with his Employment Agreement.

To assist the Compensation Committee in assessing whether to grant awards to Named Executive Officers under our 2011 Long-Term Incentive Plan, management developed metrics for its consideration, including the rate at which we have issued options over recent years, the allocation of equity awards among all of our employee groups, the weighted-average exercise price of outstanding options for each executive and other data reflective of the value of the elements of long-term executive compensation.  The Compensation Committee also assessed the rates at which peer companies used equity to compensate Named Executive Officers.  Given the then-current value of outstanding option awards, the exercise prices for which were largely significantly greater than current market value, the awards granted to Named Executive Officers in 2015, as reported on the Summary Compensation Table, were intended in part to begin to restore long-term equity values and align the interests of our Named Executive Officers with our stockholders.

SUMMARY COMPENSATION TABLE

The following table summarizes, for the years 2015 and 2014, the compensation of (1) the individual who was serving as our principal executive officer during 2015 and (2) the two most highly-compensated executive officers (other than the principal executive officer) who were serving as executive officers on December 31, 2015 ranked by their total compensation for the fiscal year ended December 31, 2015, to whom we collectively refer herein as our “Named Executive Officers.”

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Stock Award,” “Non-Equity Incentive Plan Compensation” and “Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award ($)(1)	All Other Comp. ($)(2)	Total ($)

John G. Cooper
President and Chief Executive	2015	$400,000	$150,000	$308,805	$18,001	$876,806
Officer (3)	2014	400,000	—	206,410	17,500	623,910

Steven G. Simonson, M.D.
Senior Vice President and	2015	315,000	100,000	242,633	18,001	675,634
Chief Development Officer	2014	186,364	—	163,212	7,387	356,963

John A. Tattory
Senior Vice President,	2015	265,850	77,000	132,345	10,875	486,070
Chief Financial Officer and Treasurer	2014	253,495	—	185,769	15,600	454,864

Thomas F. Miller, Ph.D., MBA
Former Senior Vice President and	2015	447,590	30,684	—	3,374	481,648
Chief Operating Officer (3)	2014	325,000	—	123,846	17,500	466,346

(1)    Represents the grant date fair value of the stock options computed in accordance with Accounting Standards Codification (ASC) Topic 718 “Stock Compensation” (ASC Topic 718).  The assumptions that we utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2015, which are included in the 2015 Annual Report.  The amounts reported in this column have not been paid to, nor realized by, the Named Executive Officer.  The Compensation Committee approved grants to Mr. Cooper, Dr. Simonson, and Mr. Tattory on March 27, 2015 for 25,000, 19,643 and 10,714 shares, respectively, each with an exercise price of $16.38.  The Compensation Committee approved grants to Mr. Cooper, Mr. Tattory and Dr. Miller on March 6, 2014 for 7,143, 6,429 and 4,286 shares, respectively, each with an exercise price of $36.12.  Dr. Simonson received a grant on May 19, 2014 upon the commencement of his employment of an option to purchase 8,571 shares with an exercise price of $23.80.  All options vest in three equal annual installments beginning with the first year anniversary of the date of grant, except that Dr. Simonson’s initial option vested 17% when issued and thereafter in three equal installments on the first three anniversaries of the date of grant.  All options have a term of 10 years.

(2)    The reported amount reflects the Company match under the Company’s 401(k) Plan.  During 2015 and 2014, as applicable, the aggregate perquisites and other personal benefits afforded to each Named Executive Officer was less than $10,000, calculated as the incremental cost of providing such benefits to each Named Executive Officer, in accordance with SEC disclosure rules.  This amount does not include the cost of medical and health benefits, as such benefits are available to all of our employees.  See also, “— Retirement Benefits,” and “— Executive Employment Agreements.”

(3)    Mr. Cooper resigned his position effective January 31, 2016.  We terminated Dr. Miller’s employment agreement with us on April 17, 2015.

Executive Employment Agreements

On March 26, 2013, the Compensation Committee approved a form of executive employment agreement (the “Executive Agreements”) for senior executive officers, including Mr. Cooper, Mr. Tattory, and Dr. Simonson, on substantially similar terms.  These agreements had an initial term expiring on March 31, 2015.  In December 2014, we entered into amendments to the Executive Agreements to eliminate automatic acceleration of outstanding equity awards upon a change in control and to extend the term of the agreements through March 31, 2017. The following describes the key terms of the Executive Agreements as in effect on December 31, 2015.

•                  The Executive Agreements were effective April 1, 2013 for Mr. Cooper, March 21, 2014 for Mr. Tattory and December 19, 2014 for Dr. Simonson.  Beginning on April 1, 2017, the Compensation Committee or an executive may determine not to renew an agreement and provide notice of non-renewal to the other party at least 90 days prior to the expiration date.  If such notice is not provided, the term of such agreement will automatically be extended for two additional years.  The Executive Agreements include a 12-month post-employment noncompetition agreement, an 18-month non-solicitation agreement, and provide for confidentiality and the assignment to us of all intellectual property.  The base salaries for Mr. Cooper, Mr. Tattory, and Dr. Simonson were originally $400,000, $260,000, and $300,000, respectively, and, following adjustments in March 2015, $400,000, $267,800, and $320,000, respectively, on December 31, 2015.  Effective February 1, 2016, Mr. Tattory’s base salary was increased to $290,000 and Dr. Simonson’s base salary was increased to $330,000.  Each executive has a target annual bonus (“Annual Bonus Amount”), which is a percent of base salary and is awarded at the discretion of the Compensation Committee.  The Annual Bonus Amount for Mr. Cooper was 50% and for each of Mr. Tattory, and Dr. Simonson, 30%, of such individual’s base salary.

•                  Upon termination by us without Cause or by the executive for Good Reason (in each case as defined in the Executive Agreements), in addition to any amounts or benefits that are due under any of our vested plans or other policy, and on the condition that the executive enters into a separation agreement containing a final and effective plenary release of claims in a form acceptable to us, each executive will be entitled to: (i) a pro rata bonus equal to a percentage of the executive’s Annual Bonus Amount determined by dividing the total actual bonuses paid to other contract executives for the year in which the termination occurs by the aggregate of such other contract executives’ total target bonuses for that year, and further prorated for the number of days the executive was employed in the year of termination, payable at the time that other contract executives are paid bonuses with respect to the year of termination; (ii) a severance amount equal to the sum of the executive’s base salary then in effect (determined without regard to any reduction constituting Good Reason) and the Annual Bonus Amount (multiplied by 1.5 for Mr. Cooper), payable in equal installments from the date of termination to the date that is 12 months (18 months for Mr. Cooper) after the date of termination (the “Severance Period”); and (iii) all vested stock options, restricted stock grants and other similar equity awards held by the executive (“Executive Equity Awards”) shall continue to be exercisable during the Severance Period.  For Mr. Cooper, his Executive Equity Awards shall continue to vest for a period of 18 months, and be exercisable for a period of 36 months, after the date of termination.  In addition, during the Severance Period, if the executive elects to continue medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), we will continue to pay our costs of the executive’s and his or her dependents’ benefits as in effect on the date of termination as such benefits are provided to active employees.  If COBRA coverage is unavailable, we will reimburse the executive an amount which, after taxes, is sufficient to purchase medical and dental coverage substantially equivalent to that which the executive and his dependents were receiving immediately prior to the date of termination and that is available to comparable active employees, reduced by the amount that would be paid by comparable active employees for such coverage under our plans, and provided further, that our obligation to provide benefits will cease or be reduced to the extent that a subsequent employer provides substantially similar coverages.  All of our obligations to an executive shall cease if at any time during the Severance Period the executive engages in a material breach of the Executive Agreement and fails to cure such breach within five business days after receipt from us of notice of such breach.

•                  Upon termination in connection with a Change of Control (as defined in the Executive Agreements), in addition to the benefits that arise upon a Change of Control (discussed below) and any benefits that are due to an executive under any vested plans or other policies, the executive shall be entitled to: (i) a pro rata bonus equal to the executive’s Annual Bonus Amount and prorated for the number of days the executive was employed in the year of termination, payable in a lump sum within 10 days after the date of termination; (ii) a severance amount equal to 1.5 (2.0 for Mr. Cooper) times the sum of the executive’s base salary then in effect (determined without regard to any reduction constituting Good Reason) and the Annual Bonus Amount, payable in a lump sum within 10 days after the date of termination except in certain circumstances; and (iii) all Executive Equity Awards shall accelerate and become fully vested and any restrictions under restricted stock agreements will be lifted.  In addition, if the executive elects to continue medical benefits through COBRA, for a period of 18 months (24 months for Mr. Cooper), we will continue to pay our costs of the executive’s benefits as in effect on the date of termination as such benefits are provided to active employees.  If COBRA coverage is unavailable, we will reimburse the executive an amount which, after taxes, is sufficient to purchase coverage that is substantially equivalent to the coverage available to comparable active employees on the date of termination, reduced by the amount that would be paid by comparable active employees, provided that our obligation to provide benefits shall cease or be reduced to the extent that a subsequent employer provides substantially similar coverages.  All of our obligations to an executive shall cease if at any time during the Severance Period the executive engages in a material breach of the Executive Agreement and fails to cure such breach within five business days after receipt from us of notice of such breach.  If the foregoing payments shall be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, they will automatically be reduced to the extent and in the manner provided in the Executive Agreements.

•                  Upon a Change of Control and assuming the executive remains employed, (i) the term of the Executive Agreements (if shorter) shall be automatically extended until the second anniversary of the date of the Change of Control; and (ii) during the remaining term of the Executive Agreements (as extended), and provided that an executive is employed on the last day of a fiscal year ending in that period, the executive will be entitled to an annual bonus at least equal to the Annual Bonus Amount, payable no later than March 15 in the next succeeding fiscal year.

We do not currently have a policy providing for recovery of discretionary cash bonus payments paid to our executive officers if the performance achievements or other facts and circumstances that informed such payments were to be restated or found not to have been as believed.  However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to material non-compliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Appointment of President and Chief Executive Officer

Effective on February 1, 2016, our Board appointed Craig Fraser, 51, to serve as our President and Chief Executive Officer.  The Board also appointed Mr. Fraser to serve as a member of the Board, effective immediately.  (Mr. Fraser’s background appears in Proposal 1, above.)  At the time of his appointments, Mr. Fraser was not a related person to us and there was no transaction or other arrangement involving us under which Mr. Fraser or any of his related persons has or will have a direct or indirect material interest.  He has no family relationship with any of our other directors or executive officers.

Effective February 1, 2016, we entered into an employment agreement with Mr. Fraser (the “Fraser Agreement”) that included terms and conditions that are substantially similar to the terms of the Executive Agreements described above, except as follows:

•                  The Fraser Agreement is effective until terminated.  Mr. Fraser’s initial base salary is $415,000.  He will be eligible for an annual bonus with a target of 50% of base salary (the “Target Bonus”), as may be awarded at the discretion of the Compensation Committee.  In connection with his hiring, Mr. Fraser was awarded an inducement grant in accordance with Nasdaq Listing Rule 5635(c)(4) in the form of an option to purchase 204,863 shares of our Common Stock, representing 2.5% of our outstanding shares, at an exercise price of $2.33 per share, which was the closing price on February 2, 2016 and the price next determined after approval of the grant.  These options will vest in three equal installments on the next three anniversary dates of the grant, provided that Mr. Fraser remains employed with us throughout the period.  The option has a term of 10 years.  Although issued outside the Company’s 2011 Long-Term Incentive Plan (the 2011 Plan), the option is subject to terms and conditions that are generally consistent with the 2011 Plan and the form of option agreement in effect thereunder.

•                  Upon termination by us without Cause or by Mr. Fraser for Good Reason (in each case, the definitions are substantially as set forth in the Executive Agreements), subject to the terms and limitations discussed above with respect to the other contract executives and determined on the same basis, Mr. Fraser will be entitled to the following benefits: (i) a pro-rated bonus; (ii) a severance amount payable over a Severance Period of 12 months; and (iii) all of his vested equity awards will continue to be exercisable for a period of 12 months after the date of termination.  In addition, if Mr. Fraser elects COBRA, he will be entitled to a continuation of benefits during his Severance Period on the same terms as outlined above for other contract executives.

•                  Upon termination in connection with a Change of Control, subject to the terms and limitations discussed above with respect to the other contract executives (other than Mr. Cooper), Mr. Fraser will be entitled to the following benefits: (i) a pro-rated bonus; (ii) a severance amount equal to 1.5 times the sum of his base salary then in effect (determined without regard to any reduction constituting Good Reason) and his Target Bonus; and (iii) all Executive Equity Awards shall accelerate and become fully vested and any restrictions under restricted stock agreements will be lifted.  The foregoing payment will be payable in a lump sum within 10 days after the date of termination except in certain circumstances.  In addition, if Mr. Fraser elects COBRA, he will be entitled to a continuation of benefits for 18 months on the same terms as outlined above for other contract executives.

•                  Upon a Change of Control and assuming that Mr. Fraser remains employed with us, subject to the terms and limitations discussed above with respect to the other contract executives, he will be entitled to the same benefits as will be available to the other contract executives.

Executive Separation Agreements

John G. Cooper

Effective February 1, 2016, we and John G. Cooper, our then President and Chief Executive Officer, terminated his Employment Agreement dated April 1, 2013, as amended December 29, 2014.  Under the terms of his Employment Agreement, Mr. Cooper is entitled to receive the benefits outlined above under the caption “Executive Employment Agreements” with respect to benefits in connection with a termination without Cause.  In addition, Mr. Cooper agreed to cooperate in the transition of his duties and responsibilities as may be reasonably requested by the Company, and cooperate in other matters in which his cooperation may be reasonably requested for up to 10 hours per month during the Severance Period.  The Company has agreed, with certain exceptions, to pay Mr. Cooper an hourly rate of $300 per hour for his time incurred in excess of 10 hours per month during the Severance Period.

Thomas F. Miller

Effective April 17, 2015, we terminated the Employment Agreement of Thomas F. Miller.  Under the terms of his Employment Agreement, he became entitled to receive the benefits outlined above under the caption “Executive Employment Agreements,” with respect to benefits in connection with a termination without Cause.  Dr. Miller did not receive continuation of benefits under his employment agreement as such benefits were available from his subsequent employer.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table shows the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on December 31, 2015.  To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Option Awards — Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options,” “Stock Awards: Number of Shares or Units of Stock That Have Not Vested,” and “— Market Value of Shares or Units of Stock That Have Not Vested.”

	Option Awards
Named Executive Officer	No. of Securities Underlying Unexercised Options —Exercisable		No. of Securities Underlying Unexercised Options — Unexercisable		Option Exercise Price ($)*	Option Expiration Date
John G. Cooper	238				1,472.10	1/3/16
	1,190				472.50	5/17/16
	952				516.60	12/15/16
	762				686.70	6/21/17
	714				548.10	12/11/17
	635				254.10	12/12/18
	1,270				405.30	12/12/18
	17,857				25.62	10/7/21
	9,286				37.94	5/4/22
	16,667	(1)	8,333	(1)	33.04	3/26/23
	2,381	(1)	4,762	(1)	36.12	3/6/24
			25,000	(1)	16.38	3/27/25

Steven G. Simonson, M.D.	3,810	(2)	4,761	(2)	23.80	5/19/24
			19,643	(1)	16.38	3/27/25

John A. Tattory	357				378.00	1/28/18
	238				405.30	9/26/18
	95				254.10	12/12/18
	5,357				25.62	10/7/21
	2,857				37.94	5/4/22
	3,811	(1)	1,904	(1)	33.04	3/26/23
	2,144	(1)	4,285	(1)	36.12	3/6/24
			10,714	(1)	16.38	3/27/25

Thomas F. Miller (3)	167				1,472.10	1/3/16
	333				294.00	4/17/16
	72				417.90	4/17/16
	476				516.60	4/17/16
	381				686.70	4/17/16
	524				548.10	4/17/16
	238				254.10	4/17/16
	476				405.30	4/17/16
	14,285				25.62	4/17/16
	4,762				37.94	4/17/16
	9,525				33.04	4/17/16
	1,429				36.12	4/17/16

*                 Adjusted where applicable to reflect the 1-for-15 reverse stock split effective December 28, 2010 and the 1-for-14 reverse stock split effective January 22, 2016.

(1)         These options vest and become exercisable in three equal installments on the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.

(2)         These options vest and become exercisable as follows: 1,429 on the date of grant and thereafter the remaining options in three equal installments on the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.

(3)         Under his employment agreement with us, Dr. Miller’s options continued to be exercisable until the earlier of the expiration of their term or the first anniversary of the date of termination of his employment with us on April 17, 2015.

Retirement Benefits

During 2015, none of our Named Executive Officers participated in any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, other than our 401(k) savings plan (“401(k) Plan”).  Under the 401(k) Plan, eligible employees (as defined in the 401(k) Plan) may elect to make pre-tax deferrals or Roth deferrals up to the maximum amount allowed by law (which was limited for this purpose in 2015 to $18,000).  The 401(k) Plan also permits (i) rollover contributions and (ii) catch up contributions by employees age 50 and over (which was limited for this purpose in 2015 to $6,000).  Under the 401(k), we may make matching contributions, which in 2015 equaled 75% of an employee’s deferred compensation.  We have made our quarterly match in the form of shares of our Common Stock determined by reference to the lower of (i) the average closing price of shares of our Common Stock on all trading days in the applicable quarter, or (ii) the closing price of our Common Stock on the last trading day of the quarter.

Participant contributions are fully vested when made.  Employer contributions in the form of shares generally vest in full over the first three years of service (as defined in the 401(k) Plan), with 34% vesting upon the anniversary of the first year of service, 33% vesting upon the anniversary of the second year of service, and 33% vesting upon the anniversary of the third year of service; provided, that a participant may not dispose of any shares of our Common Stock representing the employer contribution until all shares are fully vested at the end of the third year of service.  The 401(k) Plan does not permit the acquisition or holding of employer securities, other than the shares of our Common Stock credited to participant accounts to satisfy the employer match.  The 401(k) Plan contains standard provisions covering breaks in service, payment of expenses out of plan assets, hardship distributions, and distributions upon termination of employment, including retirement.

The 401(k) Plan is intended to be a qualified plan under the rules and regulations of the Internal Revenue Service.  We act as Plan Administrator, the trustee and custodian of plan assets is The Charles Schwab Trust Company and the third party administrator is Sentinel Benefits & Financial Group.  As Plan Administrator, and with the assistance of Sentinel Benefits & Financial Group, we determine the list of funds that will be made available to participants, who then direct the investment of their participant account balances among those funds.  In addition, participants may elect to place their entire plan assets (other than shares of our Common Stock from the employer match that are not vested) in a self-directed brokerage account with Charles Schwab & Co., Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no reportable transactions between us and any person that is a related party to us since the beginning of our fiscal year ended December 31, 2014 through December 31, 2015, and none are currently proposed.  Any proposed transaction between us and any related party that involves an amount in excess of the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years must be submitted to, and reviewed and approved by, the Audit Committee of the Board.  The Audit Committee will make its determination based on the particular circumstances of the proposed transaction, including whether the proposed transaction is in our best interest and does not involve an expense in excess of that which would likely be incurred in an arms’ length transaction.  In reviewing such transactions, the Audit Committee refers to our written corporate policies related to conflicts of interest and related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers (including a person performing a principal policy-making function) and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.  Reporting Persons are required by SEC regulations to furnish us with copies of all filings they make under Section 16(a) and we are required to identify those Reporting Persons who failed to make such filings timely.  Based solely on a review of the copies of any such filings made available to us and written representations from our officers and directors, we believe that all Reporting Persons complied with the filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2015.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send general communications, including stockholder proposals, to our Board, Chairman of the Board or any individual director, in the form of a letter to our principal executive offices as follows: c/o Corporate Secretary, Windtree Therapeutics, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  All communications will be reviewed by the Corporate Secretary and, unless otherwise indicated in such communication, submitted to the Board, Chairman or individual director, as appropriate.

STOCKHOLDER NOMINATIONS

The Nomination and Governance Committee of the Board will consider any candidate timely submitted by stockholders of record at the time of any such nomination in compliance with applicable SEC rules and our By-Laws.  If the 2017 Annual Meeting is held within 30 days of the anniversary of the 2016 Annual Meeting, to be considered timely, any stockholder nomination must be in compliance with the procedure set forth in our By-Laws and received no earlier than December 24, 2016 and no later than January 23, 2017 and should be sent to the Nomination and Governance Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  The Nomination and Governance Committee determines, in its sole discretion, whether any such candidate qualifies for candidacy under the criteria described above and in the charter of the Nomination and Governance Committee.

Stockholders’ nominations for candidates for election at the 2017 Annual Meeting must be submitted in writing to our Corporate Secretary and, to be in proper form, must include the following information about the proposed candidate: (i) the candidate’s name, age, business address and residence address, (ii) the candidate’s principal occupation or employment, (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the candidate, (iv) a representation that the candidate does not have, nor will not have, any undisclosed voting commitments or other arrangements with respect to such candidate’s actions as a director, (v) any other information relating to the candidate or such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) a written consent of the candidate to being named as a nominee and to serve as a director if elected.

Stockholders’ nominations must include the following information about the nominating stockholder: (a) the nominating stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the nominating stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and each proposed candidate and any other person or persons pursuant to which the nomination is to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate, (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of our capital stock or with a value derived in whole or in part from the value of any class or series of shares of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of our capital stock, (g) any short interest in any security of ours (for this purpose, the stockholder shall be deemed to have a short interest in a security if such stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (h) any rights to dividends on the shares of our capital stock owned beneficially by such stockholder that are separated or separable from the underlying shares, (i) any proportionate interest in shares of our capital stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (j) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our capital stock or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date, and (k) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  From time to time, the Board may change the process through which stockholders may recommend candidates to the Nomination and Governance Committee.  Any changes to this process will be posted on our corporate website at http://www.windtreetx.com.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our next annual meeting of stockholders must be submitted in writing in compliance with applicable SEC rules and our By-Laws to the Corporate Secretary at our principal executive offices, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  If the 2017 Annual Meeting is held within 30 days of the anniversary of the 2016 Annual Meeting, such proposals must be in compliance with our By-laws and received by us no earlier than December 23, 2016 and no later than January 22, 2017 and should be sent to the Nomination and Governance Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials.  In that event, we will issue a statement designating the date by which such proposals must be received.  To avoid controversy as to the date on which we receive a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

To be in proper form, stockholders’ proposals must include a brief description of the proposal desired to be brought before the meeting and the reasons for bringing such proposal at the meeting, as well as the following information about the proposing stockholder: (a) the proposing stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the proposing stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal by such proposing stockholder and any material interest of such proposing stockholder in such business, (d) a representation that such proposing stockholder intends to appear in person or by proxy at the meeting to offer the proposal, and include the information set forth in items (e) through (k) of the information required with respect to stockholder nominations of candidates for election to the Board described above under the heading “Stockholder Nominations for Candidates for Director for Next Year’s Annual Meeting,” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our proxy materials.  A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) if your shares are held in street name, notify your broker, or (2) if your shares are carried on the books of our transfer agent, (a) direct a written request to: Investor Relations, Windtree Therapeutics, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 or (b) contact our Corporate Secretary at (215) 488-9300.  If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, you should contact your broker.  In addition, for shares carried on the books of our transfer agent, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to stockholders at a shared address to which a single copy of the documents was delivered.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us.  Proxies will be solicited principally through the mail.  We have engaged Morrow & Co., LLC to assist in administration and solicitation of proxies for the annual meeting and expect to pay Morrow & Co., LLC a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.  The address of Morrow is 470 West Avenue, Stamford, CT 06902.  Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter.  In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of Common Stock are registered in nominee name.  We will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, is available to stockholders without charge at http://www.sec.gov or at http://www.windtreetx.com, or upon written request addressed to Windtree Therapeutics, Inc., Attn.: Investor Relations, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

Forward-Looking Statements

To the extent that statements in this Proxy Statement are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of our product development or otherwise as to future events, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this Proxy Statement are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Such risks and others are further described in our filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this Proxy Statement speaks only as of the date on which it is made. We assume no obligation to update or revise any forward-looking statements.

*              *              *

The prompt voting of your shares will ensure a quorum and save us the expense of further solicitation.  Your cooperation in giving this matter your immediate attention is greatly appreciated.

By Order of the Board of Directors,

/s/ Mary B. Templeton
Mary B. Templeton, Esq.
Corporate Secretary

Warrington, Pennsylvania
May 23, 2016

FORM OF CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDTREE THERAPEUTICS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Windtree Therapeutics, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.             That the name of this corporation is Windtree Therapeutics, Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 6, 1992 under the name Ansan, Inc.

2.             That thereafter, the Stockholders duly approved the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, and the amendment set forth below shall become effective upon the filing and effectiveness pursuant to the General Corporation Law of this of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000, consisting of 60,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).”

3.             Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this [   ] day of June, 2016.

By:
Name:	Craig Fraser
Title:	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - Q UICK EASY IMMEDI ATE - 24 Hours a Day, 7 Days a Week or by Mail Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 20, 2016. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this PROXY Proposal 1 To elect Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. Proposal 2 To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2016. FOR AGAINST ABSTAIN FOR all Nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below Proposal 3 To amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share available for issuance by the Company from 36 million to 60 million. FOR AGAINST ABSTAIN NOMINEES: (01) John R. Leone (02) Craig Fraser (03) Joseph M. Mahady (04) Bruce A. Peacock (05) Marvin E. Rosenthale, Ph.D. Proposal 4 To approve, on an advisory basis, the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.) COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2016. PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE COMPANY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 21, 2016. The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.ezodproxy.com/windtreetx/2016 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Windtree Therapeutics, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Craig Fraser, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Windtree Therapeutics, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 21, 2016 at 8:00 a.m. Eastern Daylight Time at Homewood Suites, 2650 Kelly Road, Warrington, PA 18976, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 23, 2016, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon other such business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1, 2, 3 and 4 is proposed by the Company. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ON THE REVERSE SIDE AS DIRECTORS, “FOR” THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS, “FOR” THE AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Windtree Therapeutics, Inc. PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE. (Continued and to be marked, dated and signed, on the other side)